Exhibit 2iB1

                                ESCROW AGREEMENT

         AGREEMENT made by and among Optelecom, Inc., a Delaware corporation ("Optelecom"), Paragon Audio Visual Limited, a United Kingdom company ("Paragon"), David A. Brown, Mark D. Brown, Andrew S. Brown and Darren N. Brown (collectively, the "Browns"), Modeledge Limited, a United Kingdom company ("Modeledge"), and Walker Martineau as escrow agent ("Escrow Agent").

         WHEREAS, the Browns and Modeledge are the sole beneficial owners of the outstanding common shares of Paragon (the "Paragon Stockholders"), and Andrew S. Brown, Darren N. Brown and Adventatum Jersey Limited, a Jersey company ("Adventatum"), are the record holders of all the outstanding shares of Paragon (the "Paragon Record Holders") with each such Paragon Record Holder having the percentage ownership interest in Paragon specified in Schedule 1 hereto (a "Percentage Interest");

         WHEREAS, Optelecom and Paragon have entered into an Asset Acquisition Agreement of even date herewith (the "Asset Agreement") pursuant to which Optelecom has acquired certain assets of Paragon (the "Paragon Assets") and has agreed to pay to Paragon an aggregate consideration therefor of US$2.625 million (the "Asset Consideration"), which Asset Consideration shall consist of: (i) shares of common stock of Optelecom having a value of US$1.625 million and (ii) cash in the amount of US$1.0 million (the "Asset Cash Consideration");

         WHEREAS, Optelecom, Paragon and the Paragon Stockholders have entered into an agreement of even date herewith pursuant to which: (i) Paragon shall distribute to the Paragon Record Holders an amount (the "Distribution Amount") equal to the Asset Consideration less an amount sufficient to cover Paragon's tax obligations with respect to its transfer of the Paragon Assets and receipt of the Asset Consideration (the "Paragon Tax Obligations"); (ii) the amount to be distributed to each Paragon Record Holder shall be determined by multiplying the Distribution Amount by the Paragon Record Holder's Percentage Interest;
(iii) the amount of the Paragon Tax Obligations (the "Paragon Tax Obligation Amount") shall be determined by the independent public accountants for Optelecom (the "Accountants"); and (iv) the Paragon Tax Obligation Amount shall be reserved from the Asset Cash Consideration and placed in escrow until used to pay the Paragon Tax Obligations or until such obligations have otherwise been paid in full; and

         WHEREAS, the Accountants have determined that the "Paragon Tax Obligation Amount" should not exceed UKL443,902 (the "Reserve Amount");

         NOW, THEREFORE, in consideration of the premises and the covenants herein, the parties agree as follows:

         1. Escrow Agent. Optelecom, Paragon, and the Paragon Stockholders appoint and designate Franklin National Bank as the Escrow Agent for the purposes herein set forth.

         2. Deposit of Reserve Amount. Optelecom shall deposit with the Escrow Agent, from the Asset Cash Consideration, the Reserve Amount, to be held by Escrow Agent in an interest-bearing


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account subject to the terms and conditions of this Escrow Agreement (the
Reserve Amount together with interest earned thereon shall be the "Escrow Amount") by wire transfer to:

                Account Name: Walker Martineau client account
                Account Number: 77169820
                Sort Code: 15-99-00
                Name & Address: Messrs C Hoare & Co., 37 Fleet Street London EC4P 4DQ

         3.  Disbursements from Escrow.

                  3.01 Written Instructions of Parties. The Escrow Agent shall at all times have authority to pay over and disburse the Escrow Amount in accordance with joint written instructions executed by Optelecom and by either David A. Brown or Andrew S. Brown ("Written Instructions").

                  3.02 Payment of Paragon Tax Obligations. Upon receipt of advice from the Accountants specifying the amount of a Paragon Tax Obligation, Optelecom and either David A. Brown or Andrew S. Brown shall give Written Instructions to the Escrow Agent directing that such amount be paid to the appropriate taxing authority or to Paragon for reimbursement of its prior payment of the Paragon Tax Obligation. The Escrow Agent shall make such payment from the Escrow Amount as instructed.

                  3.03 Distribution of Balance. Upon receipt of advice from the Accountants that the Paragon Tax Obligations have been paid in full, whether by means of the disbursements provided for in Section 3.02 hereof or otherwise, Optelecom and either David A. Brown or Andrew S. Brown shall give Written Instructions to the Escrow Agent to disburse an aggregate amount equal to the excess, if any, of the Escrow Amount over the Paragon Tax Obligations to the Paragon Record Holders pro rata in accordance with the respective Percentage Interest of each (or with respect to each Paragon Record Holder, to such other person designated in the Written Instructions) and the balance, if any, of the Escrow Amount to Optelecom.

         4.  The Escrow Agent.

                  4.01 Scope of Responsibilities. Notwithstanding any provisions contained herein to the contrary, the Escrow Agent, including its officers, directors, employees and agents, shall:

                   (a) not be liable for any action taken or omitted under this Escrow Agreement so long as it shall have acted in good faith and without gross negligence; and shall have no responsibility to inquire into or determine the genuineness, authenticity, or sufficiency of any securities, checks, or other documents or instruments submitted to it in connection with its duties hereunder;

                  (b) in the absence of knowledge to the contrary, be entitled to deem the signatories of any documents or instruments submitted to it hereunder as being those purported to be authorized to sign such documents or instruments on behalf of the parties hereto, and shall be entitled to rely upon the genuineness of the signatures of such signatories without inquiry and without requiring substantiating evidence of any kind;


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                                     - 3 -

                  (c) be entitled to refrain from taking any action contemplated by this Escrow Agreement in the event that it becomes aware of any disagreement between the parties hereto as to any facts or as to the happening of any contemplated event precedent to such action;

                  (d) be entitled to compensation for its services hereunder and for reimbursement of its out-of-pocket expenses including, but not by way of limitation, the fees and costs of attorneys or agents which it may find necessary to engage in performance of its duties hereunder, all to be paid by Paragon;

                  (e) be, and hereby is, jointly and severally indemnified and saved harmless by the parties hereto from all losses, costs, and expenses, including attorney fees, which may be incurred by it as a result of its acceptance of the Reserve Amount or arising from the performance of its duties hereunder, unless the Escrow Agent shall have been adjudged to have acted in bad faith or to have been grossly negligent, and such indemnification shall survive its resignation or removal, or the termination of this Escrow Agreement until extinguished by any applicable statute of limitations;

                  (f) in the event any dispute shall arise between the parties with respect to the disposition or disbursement of any of the assets held hereunder, be permitted to interplead all of the assets held hereunder into a court of competent jurisdiction, and thereafter be fully relieved from any and all liability or obligation with respect to such interpleaded assets. The parties further agree to pursue any redress or occurrence in connection with such dispute, without making the Escrow Agent a party to same;

                  (g) only have those duties as specifically provided herein, which shall be deemed purely ministerial in nature, and shall under no circumstances be deemed a fiduciary for any of the parties to this Escrow Agreement. The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of the terms and conditions of any other agreement, instrument, or document between the other parties hereto in connection herewith. This Escrow Agreement sets forth all matters pertinent to the escrow contemplated hereunder, and no additional obligations of the Escrow Agent shall be inferred from the terms of this Escrow Agreement or any other agreement. In no event shall the Escrow Agent be liable, directly or indirectly, for any (i) damages or expenses arising out of the services provided hereunder, other than damages which result from the Escrow Agent's failure to act in accordance with the reasonable commercial standards of the banking business, or (ii) special or consequential damages, even if the Escrow Agent has been advised of the possibility of such damages;

                  (h) have the right, but not the obligation, to consult with counsel of its choice and shall not be liable for action taken or omitted to be taken by Escrow Agent in good faith either in accordance with the advice of such counsel or in accordance with any opinion of counsel to Optelecom addressed and delivered to the Escrow Agent; and

                  (i) shall not be required by any provision of this Agreement to expand or risk its own funds in the performance of its duties if it shall have reasonable grounds for believing that repayment of such funds is not reasonably assured to it.



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                                     - 4 -

                  4.02 Succession. Any banking association or corporation into which the Escrow Agent (or substantially all of its corporate trust business) may be merged, converted or with which the Escrow Agent may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Escrow Agent shall be a party, shall succeed to all the Escrow Agent's rights, obligations and immunities hereunder without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

                  4.03 Resignation. The Escrow Agent may resign as such following the giving of thirty (30) days prior written notice to the other parties hereto. Similarly, the Escrow Agent may be removed and replaced following the giving of thirty (30) days prior written notice to the Escrow Agent by Optelecom and by either David A. Brown or Andrew S. Brown. In either event, the duties of the Escrow Agent shall terminate thirty (30) days after receipt of such notice (or as of such earlier date as may be mutually agreeable); and the Escrow Agent shall then deliver the deposits then in its possession to a successor escrow agent as shall be appointed by Optelecom and by either David A. Brown or Andrew S. Brown as evidenced by a written notice filed with the Escrow Agent.

                  If the other parties hereto are unable to agree upon a successor, or shall have failed to appoint a successor prior to the expiration of thirty (30) days following receipt of the notice of resignation or removal, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief, and any such resulting appointment shall be binding upon all the parties hereto.

         5. Notices. Any notice, consent or request to be given in connection with any of the terms or provisions of this Escrow Agreement shall be in writing and be given in person, by facsimile transmission or courier delivery service or by mail, and shall become effective (a) on delivery if given in person, (b) on the date of delivery if sent by facsimile with receipt confirmed by telephone or by courier delivery service, or (c) four business days after being deposited in the mails, with proper postage prepaid for first-class registered or certified mail.

Notices shall be addressed as follows:

(i) If to Optelecom:                          Optelecom, Inc.
                                              9300 Gaither Road
                                              Gaithersburg, MD 20877
                                              U.S.A.
                                              Attention: Edmund D. Ludwig
                                              Telephone: 301-840-2121
                                                    Fax: 301-840-0946

with a copy to:                               John W. Blouch
                                              Jones & Blouch L.L.P.
                                              1025 Thomas Jefferson Street, N.W.
                                              Suite 405W
                                              Washington, D.C.  20007
                                              Telephone: 202-223-3500
                                                    Fax: 202-223-4593


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(ii) If to Paragon or the Paragon             Paragon Audio Visual Limited
         Stockholders:                        Units 9 and 10
                                              Langley Business Court
                                              Worlds End
                                              Beedon, Newbury
                                              Berkshire RG20 8RY
                                              United Kingdom
                                              Attention: David A. Brown
                                              Telephone: 44-1635-248811
                                                    Fax: 44-1635-248111

with a copy to:                               Peter Hawley
                                              Walker Martineau
                                              64 Queen Street
                                              London
                                              United Kingdom
                                              Telephone: 011-44-171-236-4232
                                                    Fax: 011-44-171-236-2525

(iii) If to the Escrow Agent:                 Walker Martineau
                                              64 Queen Street
                                              London
                                              United Kingdom
                                              Telephone: 011-44-171-236-4232
                                                    Fax: 011-44-171-236-2525

                  6.  Miscellaneous.

                  6.01 Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors, assigns and legal representatives.

                  6.02 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

                  6.03 Amendment. This Agreement may be amended only by a written instrument executed by all of the parties hereto affected thereby.

                  6.04 Applicable Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Maryland, without reference to the principles of conflict or choice of law thereof.



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         IN WITNESS WHEREOF, the Paragon Stockholders have executed this
Agreement, and Optelecom, Paragon and Escrow Agent have caused this Agreement to be executed by their respective duly authorized officers, as of December 12, 1997.

                                                    OPTELECOM, INC.


                                                    By /s/ Edmund D. Ludwig
                                                       -------------------------
                                                           Edmund D. Ludwig
                                                           President

                                                    PARAGON AUDIO VISUAL LIMITED


                                                    By /s/ David A. Brown
                                                       -------------------------
                                                           David A. Brown
                                                           Chairman

                                                    FRANKLIN NATIONAL BANK


                                                    By
                                                       -------------------------



THE PARAGON STOCKHOLDERS


/s/ David A. Brown                                /s/ Darren N. Brown
------------------------                          ------------------------------
David A. Brown                                        Darren N. Brown


/s/ Mark D. Brown                                   Modeledge Limited
------------------------
Mark D. Brown
                                                    By /s/ Peter E. Hawley
                                                       -------------------------
                                                           Peter E. Hawley
/s/ Andrew S. Brown
------------------------
Andrew S. Brown



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                                   Schedule 1

                          Percentage Interests of the
                             Paragon Record Holders
                          ---------------------------


            Andrew S. Brown                               23.75%

            Darren N. Brown                               23.75%

            Adventatum Jersey Limited                     52.50%